Exhibit 99.1

Millennium Announces Restructuring

– Greater emphasis on commercialization and drive towards profitability –

Cambridge, Mass., June 5, 2003 - Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced a restructuring initiative designed to focus the Company's resources on development and commercialization of product opportunities while also achieving its goal of reaching profitability by 2006.

Key elements of the restructuring will include:

•	Concentration of research and development operations into a single location, Cambridge, Mass., with a phase–out of operations in South San Francisco, Calif. and Cambridge, UK.
•	A reduction in overall headcount from approximately 2,300 to approximately 1,700, by the end of 2004.
•	Greater focus within a more tightly defined portfolio of discovery and development projects.

“The recent approval and launch of VELCADE™ (bortezomib) for Injection has reinforced our commitment to bring breakthrough products to market that will make a real difference in people's lives,” said Mark Levin, chairperson and chief executive officer. “In the current environment, however, we realize that to keep delivering on this commitment we need to focus more sharply on the most attractive opportunities in our pipeline. Unfortunately, this means that we will no longer have roles for many outstanding individuals who have made significant contributions to the development of the Company. This saddens me deeply, and I wish to express my heartfelt appreciation for the exceptional efforts of these employees.”

The reduction in the Company's headcount will be achieved primarily through reductions in research — many in connection with early–stage discovery collaborations and in general and administrative functions. These reductions will be balanced by appropriate staffing in key research and development functions aligned with the pipeline, and by growth of the commercial organization. Implementation of these changes will begin in the second quarter of 2003 and continue during 2004. As part of the restructuring initiative, the Company will also explore divestiture of certain assets.

Further details of the restructuring initiative will be provided as specific actions are implemented. The Company expects to provide revised financial guidance reflecting the impact of the restructuring with the release of its second-quarter results after the market close on July 22, 2003.

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company, co-promotes INTEGRILIN® (eptifibatide) Injection, a market-leading cardiovascular product, markets VELCADE™ (bortezomib) for Injection, a novel cancer product, and has a robust clinical development pipeline of product candidates. The Company's research, development and commercialization activities are focused in four disease areas: cardiovascular, oncology, inflammation and metabolic. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized technology platform, Millennium is developing breakthrough personalized medicine products. Headquartered in Cambridge, Mass., Millennium also has facilities in South San Francisco, Calif. and Cambridge, UK.

This press release contains “forward-looking statements,” including statements about our growth and future operating results, discovery and development of products, potential acquisitions, strategic alliances and intellectual property. Various risks may cause the Company's actual results to differ materially, including: adverse results in our drug discovery and clinical development processes; failure to obtain patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by third parties; our dependence upon strategic alliance partners to develop and commercialize products and services based on our work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; the commercial success of INTEGRILIN® (eptifibatide) Injection and VELCADE™ (bortezomib) for Injection; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties we face, see the reports we have filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.